Exhibit 5.1

250 VESEY STREET  •  NEW YORK, NEW YORK  10281.1047

TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

September 14, 2018

Westinghouse Air Brake Technologies Corporation
1001 Air Brake Avenue
Wilmerding, Pennsylvania 15148

Re:	$500,000,000 of Floating Rate Senior Notes due 2021 of Westinghouse Air Brake Technologies Corporation
$750,000,000 of 4.150% Senior Notes due 2024 of Westinghouse Air Brake Technologies Corporation
$1,250,000,000 of 4.700% Senior Notes due 2028 of Westinghouse Air Brake Technologies Corporation

Ladies and Gentlemen:

We are acting as counsel for Westinghouse Air Brake Technologies Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of $500,000,000 aggregate principal amount of Floating Rate Senior Notes due 2021, $750,000,000 aggregate principal amount of 4.150% Senior Notes due 2024 and $1,250,000,000 aggregate principal of 4.700% Senior Notes due 2028 of the Company (collectively, the “Notes”), and the full and unconditional guarantee of the Notes (the “Guarantees”) by the guarantors listed on Exhibit A hereto (collectively, the “Guarantors”), pursuant to the Underwriting Agreement, dated September 12, 2018 (the “Underwriting Agreement”), by and among the Company and the Guarantors and Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and PNC Capital Markets LLC, acting as representatives of the several underwriters named therein (the “Underwriters”).  The Notes and the Guarantees are to be issued under the indenture, dated August 8, 2013, by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the second supplemental indenture, dated November 3, 2016 (the “Second Supplemental Indenture”), among the Company, the guarantors party thereto and the Trustee (collectively, the “Base Indenture”).  The Base Indenture, as further amended and supplemented by the ninth supplemental indenture, dated September 14, 2018 (the “Ninth Supplemental Indenture”), among the Company, the Guarantors and the Trustee, is collectively referred to herein as the “Indenture”.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.  Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Notes constitute valid and binding obligations of the Company.

2.	The Guarantees constitute valid and binding obligations of the Guarantors.

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS
DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE
MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK · PARIS • PERTH • PITTSBURGH · RIYADH
SAN DIEGO • SAN FRANCISCO • SÃO PAULO · SHANGHAI • SILICON VALLEY · SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Westinghouse Air Brake Technologies Corporation
September 14, 2018

For purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company, the Guarantors and others.  The opinions expressed herein are limited to the (i) laws of the State of New York, (ii) General Corporation Law of the State of Delaware, (iii) Delaware Limited Liability Company Act, (iv) laws of the Commonwealth of Pennsylvania and (v) laws of the State of Ohio, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-219657) (the “Registration Statement”), filed by the Company and the Guarantors to effect the registration of the Notes and the Guarantees under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Exhibit A

Name	State of Incorporation
RFPC Holding Corp.	Delaware
Schaefer Equipment, Inc.	Ohio
Standard Car Truck Company	Delaware
Wabtec Holding Corp.	Delaware
Wabtec Railway Electronics Holdings, LLC	Delaware
Workhorse Rail, LLC	Pennsylvania